As filed with the Securities and Exchange Commission on July 8, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAPSTEAD MORTGAGE CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	75-2027937
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

8401 N. Central Expressway, Suite 800 Dallas, Texas	75225-4410
(Address of Principal Executive Offices)	(Zip Code)

Capstead Mortgage Corporation Amended and Restated

2014 Flexible Incentive Plan

(Full title of the plan)

Andrew F. Jacobs

8401 N. Central Expressway, Suite 800

Dallas, Texas 75225-4410

(214) 874-2323

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Muriel C. McFarling

David Barbour

Andrews Kurth LLP

1717 Main Street, Suite 3700

Dallas, Texas 75201

(214) 659-4400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.01 per share (1)	5,000,000 shares	$12.86	$64,300,000	$8,281.84

(1)	The number of shares of Common Stock registered hereby is subject to adjustment to prevent dilution resulting from Common Stock splits, Common Stock dividends or similar transactions.
(2)	Calculated pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act based on a price of $12.86 per share of Common Stock, which is the average of the high and low price per share of Common Stock as reported by the New York Stock Exchange on July 7, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information required in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

Capstead Mortgage Corporation (“Registrant”) incorporates by reference in this registration statement the following documents filed with the Securities and Exchange Commission:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

(2)	The Registrant’s definitive Proxy Statement dated April 16, 2014, issued in connection with the Registrant’s annual stockholders’ meeting.

(3)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014.

(4)	The Registrant’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on February 3, 2014 and May 30, 2014.

All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of the registration statement and the prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement or the prospectus.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

The validity of the shares of common stock to be issued pursuant to this registration statement will be passed upon for Registrant by Hogan Lovells US LLP (US), Maryland counsel.

Item 6.	Indemnification of Directors and Officers

Our charter provides for indemnification of our officers and directors against liabilities to the fullest extent permitted by the Maryland General Corporation Law (“MGCL”), as amended from time to time.

The MGCL requires a corporation (unless its charter provides otherwise, which our company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

(1)	an act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty; or

(2)	the director or officer actually received an improper personal benefit in money, property or services; or

(3)	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

Our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership,

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Description

*5.1	Opinion of Hogan Lovells US LLP with respect to legality of the securities.

*23.1	Consent of Hogan Lovells US LLP (included as part of Exhibit 5.1).

*23.2	Consent of Ernst & Young LLP.

*24.1	Power of Attorney (set forth on the signature page of this registration statement).

+99.1	Capstead Mortgage Corporation Amended and Restated 2014 Flexible Incentive Plan (incorporated by reference from Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 30, 2014).

+	Incorporated by reference.
*	Filed herewith.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on July 8, 2014.

CAPSTEAD MORTGAGE CORPORATION

BY:	/s/ PHILLIP A. REINSCH
Phillip A. Reinsch Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Andrew F. Jacobs and Phillip A. Reinsch and each of them (with full power to each of them to act alone) as his true and lawful attorney-in-fact and agent, with full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign and to file any and all amendments, including post-effective amendments, to this registration statement with the Securities and Exchange Commission, granting to said attorneys-in-fact power and authority to perform any other act on behalf of the undersigned required to be done in connection therewith.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ JACK BIEGLER (Jack Biegler)	Chairman of the Board of Directors	June 25, 2014

/s/ ANDREW F. JACOBS (Andrew F. Jacobs)	Chief Executive Officer, President and Director (Principal Executive Officer)	June 25, 2014

/s/ PHILLIP A. REINSCH (Phillip A. Reinsch)	Executive Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	July 8, 2014

/s/ JACK BERNARD (Jack Bernard)	Director	June 25, 2014

/s/ MICHELLE P. GOOLSBY (Michelle P. Goolsby)	Director	June 27, 2014

/s/ GARY KEISER (Gary Keiser)	Director	June 25, 2014

/s/ CHRISTOPHER W. MAHOWALD (Christopher W. Mahowald)	Director	June 25, 2014

/s/ MICHAEL G. O’NEIL (Michael G. O’Neil)	Director	June 25, 2014

/s/ MARK S. WHITING (Mark S. Whiting)	Director	June 26, 2014

EXHIBIT INDEX

Exhibit Number	Description

*5.1	Opinion of Hogan Lovells US LLP with respect to legality of the securities.

*23.1	Consent of Hogan Lovells US LLP (included as part of Exhibit 5.1).

*23.2	Consent of Ernst & Young LLP.

*24.1	Power of Attorney (set forth on the signature page of this registration statement).

+99.1	Capstead Mortgage Corporation Amended and Restated 2014 Flexible Incentive Plan (incorporated by reference from Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 30, 2014).

+	Incorporated by reference.
*	Filed herewith.